Exhibit 10.1
[Medtronic Letterhead]
May 11, 2011
Mr. Omar Ishrak
     Re: Employment Terms
Dear Omar:
     On behalf of the Board of Directors (the “Board”) of Medtronic, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms:
     1. COMMENCEMENT DATE: Your employment with the Company will commence on or about June 13, 2011 (your “Commencement Date”).
     2. POSITION; PRINCIPAL PLACE OF EMPLOYMENT: You will be employed as the Chief Executive Officer (“CEO”). Your principal place of employment will be at the Company’s headquarters in Minneapolis, Minnesota, subject to reasonable business travel consistent with your duties and responsibilities. During the period of your employment hereunder (the “Employment Period”), you shall serve on a full-time basis and perform services in a capacity and in a manner consistent with your position for the Company, including for any entity that is directly, or indirectly through one or more intermediaries, controlled by the Company (a “Subsidiary”). You shall report solely to the Company’s board of directors (the “Board”). In the position of Chief Executive Officer, you shall have the responsibilities, duties and authority of a person in a similar position at a similarly-sized public company, and such other duties, authorities and responsibilities that are not inconsistent with your position as assigned from time to time by the Board. During the Employment Period, you agree to devote substantially all of your business time and attention and your good faith efforts (excepting vacation time, holidays, sick days and periods of disability) to your employment and service with the Company and its Subsidiaries; provided, however, that this Section 2 shall not be interpreted as prohibiting you from managing your personal investments, engaging in charitable or civic activities, serving on corporate (if approved by the Board in its sole discretion), civic or charitable boards or committees, delivering lectures or speaking engagements, so long as such activities in the aggregate do not (i) materially interfere with the performance of your duties and responsibilities hereunder or (ii) create a fiduciary conflict.
     3. BOARD MEMBERSHIP: The Board shall take such action as may be necessary to appoint or elect you as a member of the Board and as Chairman of the Board as of your Commencement Date. Thereafter, during your employment with the Company, the Board shall annually nominate you for re-election as a member of the Board and as Chairman of the Board. You agree to serve without additional compensation as an officer and director of any of the Company’s Subsidiaries.
     4. BASE SALARY: You will be paid a base salary at an annual rate of not less than $1,350,000 (as increased from time to time, the “Base Salary”), payable in accordance with the

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regular payroll practices of the Company. Your Base Salary shall be reviewed annually by the Board (or a committee thereof) for increase, and once increased Executive’s base salary may not be decreased (except for a proportionate reduction applicable to all senior executives of the Company).
     5. ANNUAL INCENTIVE: For each fiscal year during your employment with the Company hereunder, you will participate in the Medtronic Incentive Plan (the “MIP”) and all other cash and equity incentive compensation plans and programs generally applicable to the Company’s senior executives at a level commensurate with your position relative to incentive compensation awarded to other senior executives of the Company. You will have the opportunity to earn a target MIP incentive measured against criteria to be determined by the Board (or a committee thereof) of 140% of Base Salary (the “Target MIP Incentive”). Your FY 2012 maximum MIP incentive will be 225% of the Target MIP Incentive. Your FY 2012 annual MIP incentive shall be no less than your full Target MIP Incentive.
     6. SIGN-ON BONUS. To replace forfeited annual incentive compensation at your current employer, within thirty (30) days after your Commencement Date, you shall receive a cash sign-on bonus of $650,000 (the “Sign-On Bonus”). In the event that your employment is terminated for Cause (as defined in Attachment 1) or you terminate your employment other than for Good Reason (as defined in Attachment 1), in either case on or before December 31, 2011, you will repay the gross amount of the Sign-On Bonus to the Company within thirty (30) days after your date of termination. For the avoidance of doubt, if your employment ends due to your death, the repayment obligation described in the preceding sentence will not apply.
     7. INITIAL EQUITY AWARDS: The Board or the Committee (as defined in the Company’s 2008 Stock Award and Incentive Plan, or any successor thereto (the “Stock Incentive Plan”), shall award you, as of your Commencement Date (the “Grant Date”), restricted stock units representing the right to receive shares of common stock of the Company (“RSUs”). The terms and conditions applicable to each initial equity award are unique to each award, and are as follows:
          (a) Performance Vested RSUs. 177,557 RSUs (the “Performance Vested RSUs”) are intended to replace forfeited long-term incentive awards at your prior employer, and subject to earlier vesting as provided in Section 12 below, 62,144 RSUs (35%) will vest on the first anniversary of the Commencement Date and 38,471 RSUs (21 2/3%) will vest on each of the second, third and fourth anniversaries of the Commencement Date, subject for each tranche to the attainment by the Company of $1.00 diluted EPS (the “Earnings Goal”) for the fiscal year ending immediately prior to the relevant anniversary date. Notwithstanding the foregoing, 2,072 of the RSUs scheduled to vest on the first anniversary of the Commencement Date and 1,282 of the RSUs scheduled to vest on each of the second, third and fourth anniversaries of the Commencement Date shall vest only, if in addition to the other vesting requirements, the options of your prior employer scheduled to vest on June 10, 2011 have not vested on such date or prior thereto or have vested on such date or prior thereto but have been forfeited by you prior to such time as such options are next thereafter exercisable by you with simultaneous sale of the underlying stock granted upon exercise under applicable securities laws and your prior

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employer’s trading restrictions. RSUs that vest on a particular anniversary date will be converted into shares of Company common stock and delivered to you as soon as administratively practicable after the date on which they vest, and such shares will not be subject to the Company’s 75% net after-tax holding requirement. In the event that the Company does not attain the Earnings Goal for such fiscal year, the RSUs that would otherwise vest on the anniversary date will be forfeited. In the event of a Change of Control (as defined in the Company’s 2008 Stock Award and Incentive Plan), the Earnings Goal will be deemed satisfied with respect to future tranches. The award agreement relating to the Performance Vested RSUs is attached hereto as Exhibit A.
          (b) Time Vested RSUs. 248,580 RSUs (the “Time Vested RSUs”) are intended to replace forfeited non-vested supplemental pension benefits at your prior employer, and, subject to earlier vesting as provided in Section 12 below, will become 100% vested on the fourth anniversary of the Commencement Date. Vested RSUs will be automatically deferred and converted into shares of Company common stock and delivered to you on the first anniversary of your “separation from service” (as defined under Code Section 409A). The award agreement relating to the Time Vested RSUs is attached hereto as Exhibit B.
     8. ANNUAL LONG-TERM INCENTIVE COMPENSATION: Beginning with the long-term incentive awards granted during FY 2012 (expected to be granted in June 2011), you will participate in the Company’s Medtronic Long Term Performance Plan (the “LTPP”) and any other long-term incentive plans and programs for the Company’s senior executives at a level commensurate with your position. For the LTPP award granted during FY 2012, you will receive an award with a grant date value (as determined for compliance with ASC Topic 718 and other accounting standards applied by the Company for such year) of at least $8,450,000, with the award in the same form and subject to the same terms as conditions as the regular FY 2012 award granted to other senior executives of the Company.
     9. EMPLOYEE BENEFITS; VACATION: You will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with your position, including medical (which, for the avoidance of doubt, does not contain any waiting period or pre-existing condition exclusions or limitations that would be applicable to you or your family members), disability and life insurance. You will be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than 4 weeks per year (as prorated for partial years). The Company shall provide to you with an annual Business Allowance of $40,000 in accordance with Company policy as set by the Board from time to time. This Business Allowance is intended to defray the cost of an automobile, financial planning, clubs and other similar expenses. In addition, you will be provided with an annual physical examination under the Company’s Executive Physical Examination Program.
     10. RELOCATION: You will relocate to the vicinity of the Company’s headquarters within a time frame mutually agreed upon between you and the Board. You will be entitled to relocation benefits in accordance with the Company’s executive relocation policy, with such changes and adjustments appropriate for a Chief Executive Officer as determined by

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the Board in its discretion. The relocation benefits described above will remain available to you for an indefinite duration.
     11. EMPLOYEE AGREEMENT: As of your Commencement Date, you and the Company shall enter into the Employee Agreement attached hereto as Exhibit C (the “Employee Agreement”) which contains provisions relating to confidentiality, post-employment restrictions and inventions. Notwithstanding anything in the Employee Agreement or otherwise to the contrary, the parties agree that the provisions of Section 2 (Employment), subsection 7.3 (Venue and Personal Jurisdiction), subsection 7.4 (Covenant Not to Sue) and subsection 8.4 (Prior Agreements) of the Employee Agreement shall not apply to Employee and shall be superseded in their entirety by this Agreement.
     12. TERMINATION: Your employment may be terminated by either party at any time, and shall terminate on the first of the following to occur of your death, Disability, termination by the Company for Cause, termination by the Company without Cause, termination by you for Good Reason or termination by you without Good Reason (Disability, Cause and Good Reason are each defined on Attachment 1). Except as otherwise provided in this Agreement, any termination payments made and benefits provided under this Agreement to you shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, practices, policies or programs of the Company or its affiliates. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, restricted stock units and other awards under the Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded.
          (a) DISABILITY. In the event that you incur a separation from service on account of your Disability, the Company shall pay or provide you:
          (i) (A) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy within thirty (30) days following such termination; (B) any unpaid MIP incentive earned with respect to any fiscal year ending on or preceding the date of termination, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company; (C) reimbursement for any unreimbursed expenses incurred through the date of termination within thirty (30) days following such termination; (D) reimbursement for any unpaid relocation expenses in accordance with Section 10 within thirty (30) days following such termination; and (E) all other payments or benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit or equity plan or program or grant or this Agreement, payable at such times and otherwise in accordance with the terms and conditions such arrangements (collectively, “Accrued Amounts”).
          (ii) a pro-rata portion of your MIP incentive for the fiscal year in which your termination occurs, payable at the time that MIP incentives are paid to other senior executives (determined by multiplying the amount you would have received based

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upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that you are employed by the Company and the denominator of which is 365) (the “Termination Year MIP Incentive”).
          (iii) Upon such separation from service, your Performance Vested RSUs will fully vest (the “Full Performance RSU Vesting”)
          (iv) Upon such separation from service, your Time Vested RSUs will fully vest (the “Full Time RSU Vesting”).
          (v) Any long-term incentive awards granted to you under the LTPP or any other long-term incentive plans and programs (other than the Time Vested RSUs and the Performance RSUs) shall vest and be settled in accordance with their terms as provided in the applicable long-term incentive plan and award agreement (the “Other Equity Vesting”).
          (b) DEATH. In the event that your employment ends on account of your death, your estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to the Accrued Amounts, the Termination Year MIP Incentive, the Full Performance RSU Vesting, and the Full Time RSU Vesting.
          (c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If your employment should be terminated (i) by the Company for Cause, or (ii) by you without Good Reason, the Company will pay you only the Accrued Amounts.
          (d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If your employment is terminated by the Company without Cause (other than a termination due to Disability or death) or by you for Good Reason, the Company shall pay or provide you with:
          (i) the Accrued Amounts;
          (ii) the Termination Year MIP Incentive;
          (iii) an amount equal to the product of (A) two times (B) the sum of (1) your then Base Salary and (2) your annual Target MIP Incentive, which amount shall be payable in a lump sum payment on the date sixty (60) days after the date of termination;
          (iv) an amount equal to the product of (A) twenty four (24) and (B) the monthly premium for COBRA continuation coverage under the Company’s medical, dental and vision plans, payable in a lump sum on the date sixty (60) days after the date of termination.
          (v) subject to your continued payment of the full COBRA premiums, continued participation for two (2) years in all medical, dental and vision plans which

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cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company;
          (vi) the service requirement applicable to your unvested Performance Vested RSUs shall be deemed to be satisfied and the Performance Vested RSUs shall remain outstanding subject to vesting based only on achievement of the applicable Earnings Goal;
          (vii) Full Time RSU Vesting; and
          (viii) The Other Equity Vesting.
In the event you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, the continuation of coverage by the Company for the corresponding benefit under such plan under subsection (iv) shall cease upon your being eligible for such plan. The continuation of health benefits under subsection (iv) shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event that you die before all payments pursuant to this Section 12(d) have been paid, all remaining payments shall be made to the beneficiary specifically designated by you in writing prior to your death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to your personal representative or estate.
     13. CONDITIONS: Any payments or benefits made or provided pursuant to Section 12(d) (other than Accrued Amounts) are subject to your:
          (a) material compliance with subsections 4.1 and 4.2 of the Employee Agreement;
          (b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be in the form attached hereto as Exhibit D (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose, but no other changes without your consent), provided that such General Release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination; provided, however, that with respect to any payment subject to the General Release that is (a) paid in installments that would otherwise commence prior to the sixtieth (60th) day after the date of termination, the first payment of any such payment shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amounts that were otherwise due prior thereto, or (b) paid in a lump sum that would otherwise be paid prior to the sixtieth (60th) day after the date of termination, such payment shall be made on the sixtieth (60th) day after the date of termination; and
          (c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

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     14. CHANGE OF CONTROL: As of your Commencement Date, you and the Company shall enter into the Change of Control Employment Agreement attached hereto as Exhibit E (the “Change of Control Agreement”). Following the Effective Date (as defined in the Change of Control Agreement) and while the Change of Control Agreement remains in effect, the definitions of Cause and Good Reason set forth in the Change of Control Agreement shall govern where applicable under this Agreement.
     15. ARBITRATION:
          (a) To the fullest extent permitted by law, all claims that you may have against Company or any other Released Party, or which Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the state of Minnesota. The Arbitration will be held pursuant to the rules of Arbitration of the Center for Public Resources. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Each party shall bear its own fees and expenses in connection with any such arbitration, provided that in the event you prevail on any material issue in such dispute, and the arbitrator determines that the Company should pay your costs of arbitration, such award may include your reasonable attorneys fees and expenses, as well as the arbitrator’s fees and expenses, to you.
          (b) Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a Minnesota court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of Section 14 hereof), seek a temporary restraining order or injunction in a Minnesota court restraining breach pending a determination on the merits by the arbitrator.
          (c) THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
     16. INDEMNIFICATION; LIABILITY INSURANCE: The Company agrees to indemnify you (including advance of expenses) and hold you harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company. The Company shall cover you under the Medtronic Indemnification Trust Agreement dated April 29, 2004 and as amended September 5, 2006 and April 27, 2009 and as further amended from time to time pursuant to its terms, and any other directors and officers liability programs, including without limitation, insurance, that may

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be in force both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.
     17. YOUR REPRESENTATIONS: You represent and warrant that your entering into this Agreement and your employment with the Company will not be in breach of any agreement with any current or former employer and that you are not subject to any other restrictions on solicitation of clients or customers or competing against another entity except general confidentiality requirements. You understand that the Company has relied on this representation in entering into this Agreement.
     18. ATTORNEYS FEES: The Company will reimburse you for the reasonable attorneys fees you incur in connection with the negotiation and documentation of this agreement in an amount not to exceed $50,000. Any reimbursement or payment that is treated as taxable income to you shall be paid subject to and in accordance with Section 20(b).
     19. CLAWBACK: In addition to any compensation recovery (clawback) which may be required by law and regulation, you acknowledge and agree that any performance-based or other incentive-based compensation paid or awarded to you in connection with your employment with the Company (but excluding the Performance Vested RSUs and the Time Vested RSUs) shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time if the Company is required to restate its financial results for fiscal year 2012 or thereafter while you are Chief Executive Officer of the Company due to material noncompliance with financial reporting requirements under United States federal securities laws as a result of misconduct or error (as determined in good faith by the Audit Committee or by the full Board).
     20. CODE SECTION 409A: Anything in this Agreement to the contrary notwithstanding:
          (a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Code Section 409A, and this Agreement shall be interpreted on a basis consistent with such intent.
          (b) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Anything in this Agreement to the contrary notwithstanding, any tax gross-

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up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to you no later than the end of your taxable year next following your taxable year in which you remit the related taxes.
          (c) If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Code Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Code Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
          (d) Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     21. MISCELLANEOUS
          (a) Survival. Upon the expiration or other termination of this Agreement or your, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
          (b) Counterparts. This Agreement may be signed in counterparts and delivered by facsimile or pdf transmission confirmed promptly thereafter by actual delivery of executed counterparts.
          (c) No Duty to Mitigate; No Set-Off. You shall have no duty to attempt to mitigate the level of benefits payable by the Company to you hereunder and the Company shall not be entitled to set off against the amounts payable hereunder any amounts received by you from any other source, including any subsequent employer. The Company shall not be permitted

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to offset any amount that you owe the Company against any amounts due to you by the Company.
          (d) Withholding Taxes. From any payments due hereunder to you from the Company, there will be withheld amounts required to satisfy liabilities for federal, state, and local taxes and withholdings. In addition, the Company agrees that except as would violate applicable securities law, (i) you shall be permitted to sell Company common stock in order to satisfy any such taxes and withholding obligations and (ii) any minimum required tax withholding obligations on your equity compensation awards in respect of Company common stock may be satisfied by reducing the number of shares of Company common stock otherwise payable under such award by an amount of such shares having a fair market value equal to the amount of such tax withholding obligations and (iii) the required minimum tax withholding obligations in connection with delivery of the Performance Vested RSUs and the Time Vested RSUs shall be satisfied automatically by reducing the number of shares of Company common stock otherwise payable in connection with such awards by an amount of shares of Company common stock otherwise subject to such RSUs having a fair market value equal to the amount of such tax withholding obligations.
          (e) Entire Agreement. This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement will apply.
          (f) Successors and Assigns. This Agreement is binding upon and will inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to you of a written assumption of this Agreement.

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     On behalf of the Board, I am excited to offer you employment with the Company and look forward to a mutually rewarding relationship.
Very truly yours,
/s/ Richard H. Anderson
Richard H. Anderson
Chairman of the Search Committee
Of the Board of Directors of
Medtronic, Inc.

Agreed and Accepted

/s/ Omar Ishrak Omar Ishrak

Dated: May 11, 2011

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ATTACHMENT 1
Definitions
     “Cause” shall mean (A) repeated violations by the you of your obligations under Section 2 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on your part, which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations, (B) willful misconduct or gross neglect resulting in a demonstrable adverse financial or reputational impact on the Company, (C) willful breach of subsections 4.1 or 4.2 of the Employee Agreement, or (D) your conviction of, or plea of guilty or nolo contendre to, (1) a felony or (2) another crime of moral turpitude resulting in a demonstrable adverse financial or reputational impact on the Company.
     For purposes of this Agreement, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of employment of you shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding you, if you are a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel for you, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in this definition of “Cause”, and specifying the particulars thereof in detail.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Disability” shall mean your absence from your material duties and responsibilities with the Company for 180 days in any consecutive 12 month period as a result of incapacity due to mental or physical illness or injury.
     “Good Reason” means the occurrence of any of the following without your written consent:
     (a) any material reduction in your Base Salary or your Target MIP Incentive;
     (b) any material adverse change by the Company in your title, position, authority or reporting relationships with the Company;
     (b) the Company’s requirement that you relocate to a location in excess of fifty (50) miles from the Company’s current headquarters location; or
     (c) any material breach by the Company of this Agreement (including, without limitation, any failure to grant the Initial Equity Awards described in Section 7 or the long-term incentives awards described in Section 8).

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Good Reason shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. You must terminate your employment within six (6) months following the initial occurrence of such event for the termination to be on account of Good Reason.

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EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
2008 STOCK AWARD AND INCENTIVE PLAN
     1. Performance Restricted Stock Units Award. As of June 13, 2011, Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards to you 177,557 Restricted Stock Units. The Restricted Stock Units represent the right to receive shares of common stock of the Company (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”) and in the Medtronic, Inc. 2008 Stock Award and Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan or in your Employment Letter dated May 11, 2011 (the “Employment Letter”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of this Agreement will govern.
     2. Vesting and Distribution.
          (a) The Restricted Stock Units governed by this Agreement will vest as to (i) 62,144 RSUs (35%) on the first anniversary of the Commencement Date (as defined in your Letter Agreement) and (ii) 38,471 RSUs (21 2/3%) on each of the second, third and fourth anniversaries of the Commencement Date (with any previously unvested portion vesting on the fourth anniversary of the Commencement Date) (each a “Vesting Date”), subject for each tranche to the attainment by the Company of $1.00 diluted EPS for the fiscal year ending immediately prior to the relevant Vesting Date (the “Earnings Goal”) and provided that you have not incurred a Termination of Employment during the period beginning on the Commencement Date and ending on the applicable Vesting Date (the “Restricted Period”). In the event that the Company does not attain the Earnings Goal for the applicable fiscal year, the Restricted Stock Units subject to such Earnings Goal that would otherwise vest on the next Vesting Date will be forfeited. Upon your Termination of Employment during the Restricted Period for any reason other than death, Disability, termination by the Company without Cause or by you for Good Reason, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment.
          (b) Notwithstanding subsection (a) above, if you incur a Termination of Employment during the Restricted Period as a result of your death or Disability (as defined in your Letter Agreement), the Performance Vested RSUs will vest in full as of such Termination of Employment.
          (c) Notwithstanding subsection (a) above, if you incur a Termination of Employment during the Restricted Period as a result of termination by the Company without Cause (as defined in your Letter Agreement) or termination by you for Good Reason (as defined in your Letter Agreement), the service requirement applicable to your unvested Performance Vested RSUs shall be deemed to be satisfied and the Performance Vested RSUs shall remain outstanding subject to vesting based only on the satisfaction of the applicable Earnings Goal.
          (d) Notwithstanding subsections (a), (b) and (c) above, 2,072 of the RSUs scheduled to vest on the first anniversary of the Commencement Date and 1,282 of the RSUs scheduled to vest on each of the second, third and fourth anniversaries of the Commencement

Date shall vest only, if in addition to the other vesting requirements, the options of your prior employer scheduled to vest on June 10, 2011 have not vested on such date or prior thereto or have vested on such date or prior thereto but have been forfeited by you prior to such time as such options are next thereafter exercisable by you with simultaneous sale of the underlying stock granted upon exercise under applicable securities laws and your prior employer’s trading restrictions.
          (e) Restricted Stock Units will be converted into shares of Company common stock and delivered to you as soon as administratively practicable after the applicable Vesting Date (each a “Distribution Date”), but in no event later than two and one-half months following the year in which the Restricted Stock Units vest. On each Distribution Date, the Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below).
     3. Change of Control. In the event of a Change of Control, subject to adjustments under Section 3.4 of the Plan, your unvested Restricted Stock Units shall vest on the Vesting Dates set forth in Section 2(a) subject to your continued employment through the applicable Vesting Date but without regard to the achievement of the applicable Earnings Goal (the Earnings Goal to be deemed satisfied with respect to future tranches), subject to earlier vesting in full upon a termination of your employment in contemplation of (but at the time of the Change of Control) or following a Change of Control by the Company without Cause or by you for Good Reason, in each case, without regard to the achievement of the applicable Earnings Goal. Notwithstanding the foregoing, for the avoidance of doubt, if a Change of Control constitutes a change in the ownership of the Company within the meaning of Reg. Section 409A-3(i)(5)(v) or a change in ownership of a substantial portion of the Company’s assets within the meaning of Regs. Section 409A-3(i)(5)(vii), then payments in respect of the Restricted Stock Units related to such Change of Control may be paid prior to the Distribution Date to the extent permitted in accordance with Regs. Section 409A-3(i)(5)(iv).
     4. Dividend Equivalents. You shall receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units in respect of a number of Shares having a Fair Market Value equal to the fair market value of the corresponding dividend. The additional Restricted Stock Units will be subject to the terms of this Agreement (it being understood that, for the avoidance of doubt, dividend equivalents on vested but unpaid Restricted Stock Units shall be vested upon grant and settled at the same time and in the same form as the Restricted Stock Units to which they relate).
     5. Withholding Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any Federal, State, and local taxes due upon distribution of the Shares. The Company and its Subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld. As described in Section 15.4 of the Plan, you may elect to have the Company withhold a portion of the Shares issued upon settlement of the Restricted Stock Units to satisfy all or part of the minimum withholding tax requirements. You may also elect, at the time you vest in the Restricted Stock Units, to pay your FICA liability due with respect to those Restricted Stock Units out of those units. If you choose to do so, the Company will reduce the number of your

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vested Restricted Stock Units accordingly. The amount that is applied to pay FICA will be subject to Federal, State, and local taxes.
     6. Limitation of Rights. Except as set forth in the Agreement or the Plan, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement. Notwithstanding anything in the Plan or otherwise to the contrary, any Shares issued in respect of the Restricted Stock Units shall not be subject to the Company’s Stock Ownership Requirements or “clawback” provisions, in each case, except as otherwise required by applicable law.
     7. No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all, subject to the terms hereof and to the Letter Agreement.
     8. Section 409A of the Code. It is intended that the Restricted Stock Units comply with, be exempt from or not be subject to Section 409A of the Code. The Company may, in consultation with you, amend this Agreement as it deems necessary to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible and without any diminution in the value of the payments to you.
     9. Agreement. You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.
     Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Plan administrator’s Internet website or HROC—Stock Administration’s intranet website. You may also request written copies by contacting HROC-Stock Administration at 763.514.1500.
HROC — Stock Administration, MS V235
Medtronic, Inc.
3850 Victoria Street North
Shoreview, MN 55126-2978

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EXHIBIT B
RESTRICTED STOCK UNIT AWARD AGREEMENT
2008 STOCK AWARD AND INCENTIVE PLAN
     1. Restricted Stock Units Award. As of June 13, 2011, Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards to you 248,580 Restricted Stock Units. The Restricted Stock Units represent the right to receive shares of common stock of the Company (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”) and in the Medtronic, Inc. 2008 Stock Award and Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan or in your Employment Letter dated May 11, 2011 (the “Employment Letter”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of this Agreement will govern.
     2. Vesting and Distribution.
          (a) The Restricted Stock Units will cliff vest on the fourth anniversary of the Commencement Date (as defined in your Letter Agreement), provided that you have not incurred a Termination of Employment during the period beginning on the Commencement Date and ending on the fourth anniversary of the Commencement Date (the “Restricted Period”). Notwithstanding the preceding sentence, if you incur a Termination of Employment during the Restricted Period as a result of your death, Disability (as defined in your Letter Agreement), termination by the Company without Cause (as defined in your Letter Agreement) or termination by you for Good Reason (as defined in your Letter Agreement), the Restricted Stock Units will vest in full as of such Termination of Employment. Upon your Termination of Employment during the Restricted Period for any reason other than death, Disability, termination by the Company without Cause or by you for Good Reason, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment.
          (b) Vested Restricted Stock Units will be delivered to you on the first business day following the one-year anniversary of your Termination of Employment (the “Distribution Date”). On the Distribution Date, the Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below).
     3. Change of Control. In the event of a Change of Control, subject to adjustments under Section 3.4 of the Plan, the Restricted Stock Units shall remain subject to Section 2 hereof. Notwithstanding the foregoing, for the avoidance of doubt, if a Change of Control constitutes a change in the ownership of the Company within the meaning of Reg. Section 409A-3(i)(5)(v) or a change in ownership of a substantial portion of the Company’s assets within the meaning of Regs. Section 409A-3(i)(5)(vii), then payments in respect of the Restricted Stock Units related to such Change of Control may be paid prior to the Distribution Date to the extent permitted in accordance with Regs. Section 409A-3(i)(5)(iv).
     4. Dividend Equivalents. You shall receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units in respect of a number of Shares having a Fair Market Value equal to the fair market value of the corresponding dividend. The additional Restricted Stock Units will be subject to the terms of this Agreement (it being understood that, for the avoidance of doubt, dividend equivalents on vested but unpaid Restricted Stock Units shall be vested upon grant and settled at the same time and in the same form as the Restricted Stock Units to which they relate).
     5. Withholding Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any Federal, State, and local taxes due upon distribution of the Shares. The Company and its Subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld. As described in Section 15.4 of the Plan, you may elect to have the Company withhold a portion of the Shares issued upon settlement of the Restricted Stock Units to satisfy all or part of the minimum withholding tax requirements. You may also elect, at the time you vest in the Restricted Stock Units, to pay your FICA liability due with respect to those Restricted Stock Units out of those units. If you choose to do so, the Company will reduce the number of your vested Restricted Stock Units accordingly. The amount that is applied to pay FICA will be subject to Federal, State, and local taxes.
     6. Limitation of Rights. Except as set forth in the Agreement or the Plan, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement. Notwithstanding anything in the Plan or otherwise to the contrary, any Shares issued in respect of the Restricted Stock Units shall not be subject to the Company’s Stock Ownership Requirements or “clawback” provisions, in each case, except as otherwise required by applicable law.
     7. No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all, subject to the terms hereof and to the Letter Agreement.
     8. Section 409A of the Code. It is intended that the Restricted Stock Units comply with, be exempt from or not be subject to Section 409A of the Code. The Company may, in consultation with you, amend this Agreement as it deems necessary to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible and without any diminution in the value of the payments to you.
     9. Agreement. You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.

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     Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Plan administrator’s Internet website or HROC—Stock Administration’s intranet website. You may also request written copies by contacting HROC-Stock Administration at 763.514.1500.
HROC — Stock Administration, MS V235
Medtronic, Inc.
3850 Victoria Street North
Shoreview, MN 55126-2978

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Exhibit D
GENERAL RELEASE
          I, Omar Ishrak, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the compensation and benefits provided to me by Medtronic, Inc. pursuant to Section 12(d) of my Employment Letter dated May 11, 2011 fully and completely release and forever discharge Medtronic, Inc., its officers, directors, shareholders, board members, representatives, divisions, parents, subsidiaries, successors and assigns, employees and agents (collectively, “Medtronic”), of and from any all claims, complaints, causes of action, demands, sums of money, covenants, contracts, agreements, promises, liabilities, damages or judgments, whatsoever in law or in equity, which I, ever had, now have against Medtronic or which I, hereafter, can, shall, or may have for or by reason of or in connection with any actions, conduct, decisions, behavior, events, transactions, omissions or accounts, occurring to the date of this General Release.
          I acknowledge that this General Release specifically covers, but is not limited to, any and all claims, complaints, causes of action or demands (including related attorneys’ fees and costs) which I have or may have against Medtronic relating in any way to the terms, conditions and circumstances of my employment and the termination thereof, or of my service as an officer or director of Medtronic; whether based on statutory or common law claims for wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppels, invasion of privacy, or employment discrimination, including but not limited to claims under the Federal Age Discrimination in Employment Act (29 U.S.C. Sec. 621, et seq.), the Older Workers Benefit Protection Act (“OWBPA”), the Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002 and state statutes, if any, addressing the same subject matters or any other theory or basis, whether legal or equitable.
          Notwithstanding any provision of this General Release to the contrary, nothing in this General Release shall be interpreted to affect or impair any right that I have to salary or benefits or other rights under my Employment Letter (once this General Release becomes effective), any right to any vested benefit under any Medtronic employee benefit plan or program, or any right to indemnification pursuant to Medtronic’s bylaws and certificate of incorporation or applicable law, any claims that cannot be waived by law, my rights to enforce this Release, my right of indemnification, advancement of legal fees, and/or directors and officers coverage pursuant my Employment Agreement, the Medtronic Indemnification Trust Agreement (as amended from time to time) and/or as provided by, and in accordance with the terms of, the Company’s by-laws, plans or any Company insurance policy providing such coverage, as any of such may be amended from time to time, or otherwise.
          I acknowledge receipt of this General Release as notice in writing from Medtronic advising me to consult with an attorney prior to executing this General Release and further acknowledge that I have been provided the right to consider this General Release for a period of at least twenty-one (21) days prior to executing same. I acknowledge that I have fifteen (15) days from the date of execution of this General Release to revoke same, and that this entire General Release shall not be effective or enforceable in whole or in part until the revocation period has expired. If I choose to revoke this General Release within fifteen (15) days of execution, such revocation shall apply to the entire General Release, and it is understood and agreed that such revocation shall render this entire General Release null and void. To be effective, the revocation must be in writing and delivered by hand or mailed to _____________________, General Counsel, Medtronic, Inc., 710 Medtronic Parkway, MS: LC400, Minneapolis, MN 55432. If mailed, the revocation must be (a) postmarked within the fifteen-day revocation period; (b) properly addressed to _____________________; and (c) sent by certified mail, return receipt requested. If I accept this General Release, the signed General Release should be postmarked or returned by the fifteenth (15th) day following my execution hereof to _____________________ at the address stated herein.
          This General Release will be governed by and construed in accordance with the laws of the State of Minnesota. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
          IN WITNESS WHEREOF, I have executed this General Release on this ___ day of ____________, 20_____.
____________________________
Omar Ishrak

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EXHIBIT E
CHANGE OF CONTROL EMPLOYMENT AGREEMENT
     CHANGE OF CONTROL EMPLOYMENT AGREEMENT by and between Medtronic, Inc., a Minnesota corporation (the “Company”), and Omar Ishrak (the “Executive”), dated as of the 13th day of June, 2011.
     The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which are competitive with those of other corporations and which ensure that the compensation and benefits expectations of the Executive will be satisfied. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Certain Definitions.
          (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control) occurs. Anything in this Agreement to the contrary notwithstanding, if (i) the Executive’s employment with the Company is terminated by the Company or the Executive terminates employment because the Executive ceases to be an officer of the Company, (ii) the Date of Termination occurs prior to the date on which a Change of Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (B) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to such Date of Termination.
          (b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give written notice to the Executive that the Change of Control Period shall not be so extended.
     2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

          (a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or any of its subsidiaries, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities or (5) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 2(c); or
          (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (c) Consummation of a reorganization, merger, statutory share exchange or consolidation (or similar corporate transaction) involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of (A) the entity resulting from such Business Combination (the “Surviving Corporation”) or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), in substantially the same proportion as their ownership, immediately prior to the Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no

Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or
          (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”), provided, that nothing stated in this Agreement shall restrict the right of the Company or the Executive at any time to terminate the Executive’s employment with the Company, subject to the obligations of the Company provided for in this Agreement in the event of such terminations. The Employment Period shall terminate upon the Executive’s termination of employment for any reason.
     4. Terms of Employment.
          (a) Position and Duties.
               (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date; and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.
               (ii) Except as otherwise expressly provided in this Agreement, during the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

          (b) Compensation.
               (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
               (ii) Annual Incentive Payments. In addition to Annual Base Salary, the Executive shall be paid, for each fiscal year ending during the Employment Period, an annual bonus (“Annual Bonus”) in cash at least equal to the Executive’s average annual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) award earned by the Executive, including any award earned but deferred, under the Company’s Executive Incentive Plan, as amended from time to time prior to the Effective Date (or under any successor or replacement annual incentive plan of the Company or any of the affiliated companies), for the last three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Three-Year Average Bonus”). If the Executive has not been eligible to earn, or has not been employed, for each of the last three fiscal years immediately preceding the fiscal year during which the Effective Date occurs but has earned a bonus for at least one fiscal year during the last three fiscal years immediately preceding the fiscal year during which the Effective Date occurs, the “Three-Year Average Bonus” shall mean the average of any annual or annualized bonus actually earned over any such years. If the Executive has not been eligible to earn, or has not received, such a bonus for any fiscal year prior to the Effective Date, the “Three-Year Average Bonus” shall mean the Executive’s Target Annual Bonus for the year during which the Effective Date occurs. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
               (iii) Long-Term Cash and Equity Incentives, Savings Plans and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs (any such arrangement a “Plan” for purposes of this

Agreement) applicable generally to other peer executives of the Company and the affiliated companies, but in no event shall such Plans provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the affiliated companies for the Executive under such Plans as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the affiliated companies.
               (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit Plans provided by the Company and the affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance Plans) to the extent applicable generally to other peer executives of the Company and the affiliated companies, but in no event shall such Plans provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such Plans in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the affiliated companies.
               (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.
               (vi) Business Allowance. During the Employment Period, the Executive shall be entitled to a business allowance in accordance with the most favorable Plans of the Company and the affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.
               (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.

               (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacations in accordance with the most favorable Plans of the Company and the affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.
     5. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).
          (b) Cause. (i) The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean (A) repeated violations by the Executive of the Executive’s obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (B) the conviction of the Executive of a felony involving moral turpitude.
               (i) For purposes of Section 5(b)(i)(A) of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the affiliated companies and is not publicly traded, the board of directors of the Parent Corporation (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or the Parent Corporation or a senior officer of the Company or the Parent Corporation or (C) the advice of counsel for the Company or the Parent Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 5(b)(i)(A) of this Agreement, and specifying the particulars thereof in detail.
          (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. For purposes of this Agreement, "Good Reason” shall mean:
               (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a subsidiary), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) of this Agreement or the Company’s requiring the Executive to be based at a location other than the principal executive offices of the Company (if the Executive were employed at such location immediately preceding the Effective Date) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
               (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
               (v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.
For purposes of this Section 5(c) of this Agreement, any good faith determination of “Good Reason” made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason.
          (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this

Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, respectively, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.
          (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability or death, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
     6. Obligations of the Company upon Termination.
          (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason, in lieu of further payments pursuant to Section 4(b) of this Agreement with respect to periods following the Date of Termination:
               (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
               (A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, (2) the Executive’s business expenses business expenses that are reimbursable pursuant to Section 4(b)(vi) but have not been reimbursed by the Company as of the Date of Termination, (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination, and (4) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (1) through (4), the “Accrued Obligations”);

               (B) an amount equal to the product of (1) the higher of (I) the Three-Year Average Bonus and (II) the Annual Bonus paid or payable, including any portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive has been employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual Bonus”), and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, in lieu of any amounts otherwise payable pursuant to the Executive Incentive Plan solely with respect to the year in which the Date of Termination occurs (the “Pro-Rata Incentive Payment”); and
               (C) the amount equal to the product of (1) three, and (2) the sum of (x) the Executive’s Annual Base Salary, and (y) the Highest Annual Bonus; and
               (ii) the Executive’s benefits under the Company’s tax qualified retirement plan (the “Retirement Plan”) and any excess or supplemental retirement plan in which the Executive participates as of the Effective Date (or if more favorable to the Executive, as of the Date of Termination) (collectively, the “SERP”) shall be calculated assuming that the Executive’s employment continued for the remainder of the Employment Period and that during such period the Executive received service credit for all purposes under such plans and the Executive’s age increased by the number of years that the Executive is deemed to be so employed; provided, however; that in no event shall the Executive be entitled to age or service credit, as a result of the application of this Section 6(a)(ii), beyond the maximum age or maximum number of years of service credit, as applicable, permitted under the Retirement Plan or the SERP; and provided, further, that any amount otherwise calculated under this Section 6(a)(ii) and payable under the Retirement Plan will instead be paid under the SERP; and
               (iii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide (the “Benefit Continuation Period”), the Company shall provide access to health care at full COBRA rates and life insurance benefits to the Executive and/or the Executive’s family at least equal (and in the case of life insurance benefits at the same after-tax cost), to the Executive and/or the Executive’s family, as those which would have been provided to them in accordance with the Plans providing health care and life insurance benefits and at the benefit level described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care and life insurance benefits under another employer-provided plan, the health care and life benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. Following the end of the Benefit Continuation Period, the Executive shall be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of such period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 6(a)(iii) and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the retiree welfare benefit Plans, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period, and the Company shall cause the Executive to be eligible to commence in the applicable retiree welfare benefit Plans as of the applicable benefit commencement date;
               (iv) an amount equal to the product of (A) thirty six (36) and (B) the monthly premium in effect from time to time for coverage provided to former employees of the Company under Section 4980B of the Code and the regulations thereunder with respect to the level of coverage in effect for the Executive and his eligible dependents at the Date of Termination; and
               (v) except as otherwise set forth in the last sentence of Section 7, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits that the Executive is otherwise entitled to receive under any other plan, program, practice, policy, contract, arrangement or agreement of the Company or the affiliated companies (such other amounts and benefits, the “Other Benefits”).
Notwithstanding the foregoing provisions of Section 6(a)(i), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that would otherwise be payable under Section 6(a)(i) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “409A Payment Date”).
          (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations, the Pro-Rata Incentive Payment and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the affiliated companies to the estates and beneficiaries of peer executives of the Company and the affiliated companies under such Plans relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the affiliated companies and their beneficiaries.

          (c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the Pro-Rata Incentive Payment the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the 409A Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the affiliated companies to disabled executives and/or their families in accordance with such Plans relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other disabled peer executives of the Company and the affiliated companies and their families.
          (d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive (i) the Accrued Obligations and (ii) the Other Benefits, in each case to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro-Rata Incentive Payment and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, the Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the 409A Payment Date.
     7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the affiliated companies (other than participation in any severance plan upon the Executive’s termination of employment during the Employment Period) and for which the Executive may qualify, nor, subject to Section 12(f) of this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of the affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the affiliated companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the affiliated companies, including without limitation any retirement or pension plan or arrangement of the affiliated companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of the Company or the affiliated companies, unless expressly provided therein in a specific reference to this Agreement.
     8. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive) at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year.
     9. Reduction of Payments in Certain Circumstances.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event PricewaterhouseCoopers or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or the affiliated companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement

Payments to which the Executive is entitled under this Agreement. For purposes of this Section 9, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 9(a); and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).
          (b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(a)(1)(C), (ii) Section 6(a)(1)(B), (iii) Section 6(a)(iv) and (iv) Section 6(a)(ii). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
          (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall, except to the extent that it would cause a violation of the Sarbanes—Oxley Act of 2002, pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     10. Confidential Information. The Executive shall comply with any and all confidentiality agreements with the Company to which the Executive is, or shall be, a party.
     11. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c) of this Agreement, this Agreement shall not be assignable by the Company.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
     12. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          If to the Executive:
At the most recent address on file at the Company.
          If to the Company:
Medtronic, Inc.
Legal Dept. LC400
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) The Company may withhold from any amounts payable under this Agreement such United States federal, state, or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 5(c)(i) through 5(c)(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company may be terminated by either the Executive or the Company at any time prior to the Effective Date or, subject to the obligations of the Company provided for in this Agreement in the event of a termination after the Effective Date, at any time on or after the Effective Date. Moreover, if prior to the Effective Date, (i) the Executive’s employment with the Company terminates or (ii) the Executive ceases to be an officer of the Company, then the Executive shall have no further rights under this Agreement. From and after the Effective Date, except with respect to the agreements described in Section 10 hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.
          (g) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-

kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

By:
Name:
Title:

MEDTRONIC, INC.

By:
Name:
Title:

17